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Exhibit 8.1

June 22, 2004

Xyratex Ltd Clarendon House 2 Church Street Hamilton HM 11 Bermuda	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	djstockman@cdp.bm .djs/dls/690861/20899v1

Dear Sirs

Xyratex Ltd (the "Company")

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form F-1 (Registration No. 333-116089) filed with the U.S. Securities and Exchange Commission (the "Commission") on June 2, 2004 (the "Registration Statement", which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the "Securities Act") of options to purchase 352,317 common shares, par value US$0.01 per share (the "Options").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 16 June, 2004, copies of unanimous written resolutions of the members of the Company dated 18 June, 2004 and extracts from minutes of a meeting of the board of directors of the Company held on 18 June, 2004 (together, the "Resolutions") and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below. We have relied upon an officer's certificate dated 22 June, 2004 given by Paul Holmes as Executive Vice President of the Company to the effect that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (c) the accuracy and completeness of all factual representations made in the documents reviewed by us.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Options and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements under the caption "Bermuda Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Bermuda law, are accurate in all material respects and that such statements constitute our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Bermuda Taxation" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully
CONYERS DILL & PEARMAN

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  Exhibit 8.1